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                            SCHEDULE 14C INFORMATION

        INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (Amendment No.___)

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                           Allmerica Investment Trust
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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                                                              Preliminary Copies

                           ALLMERICA INVESTMENT TRUST
                               SELECT GROWTH FUND
                               440 LINCOLN STREET
                               WORCESTER, MA 01653

                              INFORMATION STATEMENT

     On February 12, 2004, the Board of Trustees of Allmerica Investment Trust (the "Trust") approved (1) a sub-advisory agreement (the "New Sub-Adviser Agreement") for the Select Growth Fund series (the "Fund") of the Trust between Allmerica Financial Investment Management Services, Inc. ("AFIMS"), the Trust's investment manager, and GE Asset Management Incorporated ("GEAM"), which became effective April 30, 2004, and (2) new principal investment strategies for the portion of the Fund managed by GEAM. To pursue its investment objective, the Fund uses a multi-manager approach whereby two Sub-Advisers, Jennison Associates LLC ("Jennison") and GEAM, will manage their own portions of the Fund's assets. The New Sub-Adviser Agreement is the same in all substantive respects to the previous Sub-Adviser Agreement (the "Previous Sub-Adviser Agreement"), dated August 5, 2003, in effect between AFIMS and Putnam Investment Management, LLC ("Putnam"), except that, based on the Fund's asset levels as of January 1, 2004, the sub-advisory fees that AFIMS will pay GEAM under the New Sub-Adviser Agreement are lower than the sub-advisory fee paid under the Previous Sub-Adviser Agreement and the effective date and termination dates of the sub-adviser agreements are different. AFIMS will pay Jennison's and GEAM's sub-adviser fees. AFIMS has voluntarily agreed to reduce its management fee paid by the Fund by an amount that coincides with the benefit it receives from the lower sub-adviser fee it is required to pay GEAM under the New Sub-Adviser Agreement.

     AFIMS manages the business affairs of the Fund pursuant to a management agreement (the "Management Agreement") dated April 16, 1998 between the Trust and AFIMS. The Management Agreement provides that, subject to the requirements of the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations thereunder, AFIMS at its expense may select and contract with a sub-adviser or sub-advisers (each a "Sub-Adviser") to manage the investments of one or more of the Funds in the Trust. AFIMS has selected Jennison and GEAM to manage the investments of the Fund and such selection was approved by the Board of Trustees of the Trust most recently at its May 13, 2004 meeting with respect to Jennison and at its February 12, 2004 meeting with respect to GEAM. Each of Jennison and GEAM initially will manage approximately one-half of the Fund's assets. Thereafter, AFIMS will allocate the Fund's assets between the two Sub-Advisers on a basis determined to be in the best interests of the Fund's shareholders.

     Under an order received from the U.S. Securities and Exchange Commission, the Trust, on behalf of the Fund, and AFIMS are permitted to enter into and amend sub-advisory agreements without receiving shareholder approval. The Trustees of the Trust must approve such sub-advisory agreements, and the Fund must provide specified information to shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being supplied to shareholders to fulfill such information requirement and is being mailed on or about May 31, 2004.

 NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

     Background: Prior to the appointment of GEAM as a Sub-Adviser of the Fund, Putnam and Jennison served as co-Sub-Advisers of the Fund. AFIMS and CRA RogersCasey, Inc. ("CRA RogersCasey), a consultant retained by AFIMS to assist it in evaluating the performance of the sub-advisers of the Trust, recommended that the Trustees of the Fund terminate the Previous Sub-Adviser Agreement with Putnam and enter into the New Sub-Adviser Agreement with GEAM. The decision to replace Putnam with GEAM as a Sub-Adviser of the Fund was based primarily on Putnam's underperformance in managing its allocated portion of the Fund's assets and certain personnel changes to the management team assigned by Putnam to manage the Fund.

     In the course of the selection process, AFIMS and CRA RogersCasey reviewed performance and background criteria relating to a number of investment advisory firms, as well as written proposals and in-person presentations by several investment advisory firms. They considered, among other things, the nature and quality of the services to be provided by each sub-adviser candidate, comparative data as to each sub-adviser candidate's investment performance, the experience and financial condition of the sub-adviser candidate and its affiliates, the level of sub-advisory fees to be paid compared to industry averages, the sub-adviser candidate's commitment to mutual fund advisory activities and the quality of the sub-adviser candidate's proposal generally. As a part of the

                                        1

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review process, AFIMS and CRA RogersCasey met with the Investment Operations
Committee/1/ (the "Committee") of the Board of Trustees and discussed with the Committee the proposed selection of GEAM as a new Sub-Adviser for the Fund. The Committee recommended to the full Board of Trustees approval of GEAM as a new Sub-Adviser of the Fund. Upon completion of the review process, which included discussion of the matter at the Trustees' committee and board meetings on February 11, 2004 and February 12, 2004, the Trustees voted unanimously, with the Trustees who are not "interested persons" (as such term is defined in the 1940 Act) of the Trust, AFIMS, the Sub-Advisers or their affiliates voting separately after conferring with their independent counsel, to terminate the Previous Sub-Adviser Agreement as of the close of business on April 29, 2004 and to appoint GEAM as a new Sub-Adviser to the Fund effective April 30, 2004 pursuant to the New Sub-Adviser Agreement. In evaluating the proposal, the Trustees considered generally the same factors considered by AFIMS and CRA RogersCasey. The Trustees' decision to terminate the Previous Sub-Adviser Agreement was based primarily on Putnam's underperformance in managing its allocated portion of the Fund's assets and certain personnel changes to the management team assigned by Putnam to manage the Fund

     At the February 12, 2004 meeting, the Trustees were provided with financial and other information about GEAM. At the meeting, they were also provided with performance information relating to GEAM and information about its investment style and current personnel. The Trustees considered the terms of the New Sub-Adviser Agreement and the fact that it was substantially the same as the Previous Sub-Adviser Agreement with Putnam. The Trustees also considered the amount of advisory fees that would be paid by the Fund to AFIMS. The Trustees concluded that entering into the New Sub-Adviser Agreement was in the best interests of the Fund and its shareholders.

                           INFORMATION REGARDING GEAM

     GEAM, a wholly-owned subsidiary of General Electric Company, is located at 3001 Summer Street, P.O. Box 7900, Stamford, CT 06904. As of March 31, 2004, GEAM had approximately $185 billion in assets under management. David B. Carlson, a Director and Executive Vice President of GEAM, is portfolio manager for the portion of the Fund managed by GEAM. He oversees a team of professionals who manage U.S. equity investments for GEAM. Mr. Carlson joined GEAM in 1982 as a securities analyst for investment operations and became a vice president for mutual fund portfolios in 1987, senior vice president in 1989 and executive vice president in 2003.

     All information about GEAM in this Information Statement has been provided by GEAM.

Parent Company of GE Asset Management Incorporated

     General Electric Company, 3135 Easton Turnpike, Fairfield, CT 06828-0001, is 100% owner of GEAM.

Principal Executive Officers and Directors of GEAM

     The table below lists the individuals who serve as principal executive officers and directors of GEAM. The address for GEAM's personnel is 3001 Summer Street, P.O. Box 7900, Stamford, CT 06904.

           Name                                Principal Occupation
           ----                                --------------------

           David B. Carlson                    EVP-Domestic Equities
           Michael Cosgrove                    EVP-Chief Commercial Officer
           Ralph Layman                        EVP-International Equities
           Alan Lewis                          EVP-General Counsel
           Robert MacDougall                   EVP-Fixed Income
           John Myers                          Chief Executive Officer
           Donald Torey                        EVP-Alternative Investments
           John Walker                         EVP-Chief Financial Officer
           Kathryn Karlic                      EVP-Fixed Income

_________
/1/ The Investment Operations Committee is composed of three Trustees who are not "interested persons" (as such term is defined in the 1940 Act) of the Trust, AFIMS or the Sub-Adviser or their affiliates and two Trustees who are "interested persons." The Committee monitors investment adviser performance and analyzes fund data.

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     No arrangements or understandings made in connection with the New
Sub-Adviser Agreement exist between AFIMS and GEAM with respect to the composition of the Board of Directors of GEAM or the Board of Trustees of the Trust or with respect to the selection or appointment of any person to any office with any of them.

Other Funds Managed by GEAM

     GEAM serves as adviser or sub-adviser to other mutual funds with similar investment objectives as the Select Growth Fund. Information about these funds appears in the following table, which shows investment advisory fees but not other fund expenses. GEAM has not waived, reduced or otherwise agreed to reduce its compensation from these funds under the applicable contracts.

                                                                    Approximate
                                                                    Assets as of
Fund                     Portfolio            Objective             May 1, 2004           Fees
----                     ---------            ---------             -----------           ----
GE Funds                 GE Premier Growth    Long term growth      $601 million          0.60%
                         Equity Fund          of capital and
                                              future income
                                              rather than current
                                              income.


GE Institutional Funds   Premier Growth       Long term growth      $342 million       First $25million 0.55%
                         Equity Fund          of capital and                           Next $25million: 0.45%
                                              future income.                           Over $50 million: 0.35%

Description of the Previous Sub-Adviser Agreement and the New Sub-Adviser Agreement

     The Fund began operations on August 21, 1992. The Previous Sub-Adviser Agreement was last submitted and approved by the shareholders of the Fund at a Special Shareholder Meeting on September 18, 1996 for the purpose of approving a new Sub-Adviser Agreement with Putnam. The Previous Sub-Adviser Agreement was last approved by the Trustees, including the Trustees who are not "interested persons" of the Trust, AFIMS, the Sub-Advisers, or their affiliates at a meeting of the Board of Trustees on May 15, 2003. Except for different effective and termination dates and the sub-advisory fee schedule, the terms of the New Sub-Adviser Agreement are similar in all substantive respects to the terms of the Previous Sub-Adviser Agreement.

     For its services provided under the Previous Sub-Adviser Agreement, Putnam was paid by AFIMS a fee computed daily and paid quarterly at an annual rate based on Putnam's portion of the average daily net assets of the Fund as set forth below:

Sub-Advisory Fees under the Previous Sub-Adviser Agreement

               Net Assets                                     Rate
               ----------                                     ----

               First $50 Million ..........................   0.50%
               Next $100 Million ..........................   0.45%
               Next $100 Million ..........................   0.35%
               Next $100 Million ..........................   0.30%
               Over $350 Million ..........................   0.25%

     During the fiscal year ended December 31, 2003, AFIMS would have paid Putnam and Jennison $1,108,659 and $943,435, respectively, assuming that each sub-adviser managed 50% of the Fund's net assets for the period January 1, 2003 through December 31, 2003, for their sub-advisory services. If the fee schedule with respect to the New Sub-Adviser Agreement had been in effect during the last fiscal year, GEAM and Jennison would have received $915,405 and $943,435, respectively, representing a total decrease of $193,254, or 9.42%, from the fees paid by AFIMS to Putnam and Jennison. For the period January 1, 2003 through April 17, 2003, AFIMS paid Putnam $391,945 for its sub-advisory services. For the period April 18, 2003 through December 31, 2003, AFIMS paid Putnam and Jennison, which became a Sub-Adviser of the Fund effective April 18, 2003, $879,849 and $749,286, respectively, for their sub-advisory services. Based on the Fund's net assets at January 1, 2004 of approximately $625,965,935, the annual sub-adviser fees paid by AFIMS would decrease from $2,327,898, to $2,110,757, a decrease of $217,141, or 9.33%. AFIMS has voluntarily agreed to reduce its management fee paid by the Fund by an amount that coincides with the benefit it receives from the lower sub-advisory fees it is required to pay GEAM under the New Sub-Adviser Agreement compared to the sub-advisory fees paid to Putnam under the Previous Sub-Adviser Agreement.

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     For its services under the New Sub-Adviser Agreement, GEAM will be paid by
AFIMS a fee computed daily and paid quarterly at an annual rate based on GEAM's portion of the average daily net assets of the Fund as set forth below. The Trustees believe the fee under the New Sub-Adviser Agreement provides an effective means of compensating GEAM for its investment advisory services.

              Sub-Advisory Fees under the New Sub-Adviser Agreement

                  Net Assets                             Fee Rate
                  ----------                             --------

                  First $25 Million ..................   0.60 %
                  Next $25 Million ...................   0.55 %
                  Next $25 Million ...................   0.45 %
                  Next $25 Million ...................   0.40 %
                  Over $100 Million ..................   0.245 %

     The New Sub-Adviser Agreement provides that, in return for its fees, GEAM, as Sub-Adviser, will manage the investment and reinvestment of assets of the Fund subject to the control and supervision of the Board of Trustees and in accordance with the investment objective and policies of the Fund as set forth in the Trust's current registration statement and any other policies established by the Board of Trustees or AFIMS. In this regard, it is the responsibility of GEAM to make investment decisions for the Fund and to place the Fund's purchase and sale orders for investment securities. The New Sub-Adviser Agreement states that GEAM will provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties under the New Sub-Adviser Agreement, but excluding brokerage expenses and pricing and bookkeeping services.

     The New Sub-Adviser Agreement will remain in full force and effect through May 30, 2005 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Trustees, or by vote of the holders of a majority of the Fund's outstanding voting securities, and by the vote of a majority of the Trustees who are not "interested persons" of the Trust, AFIMS, the Sub-Advisers, or any other sub-adviser to the Trust. The New Sub-Adviser Agreement may be terminated at any time, without payment of any penalty, by AFIMS, subject to the approval of the Trustees, by vote of the Trustees, by vote of a majority of the outstanding voting securities of the Fund, or by GEAM on 60 days' written notice. As required by the 1940 Act, the New Sub-Adviser Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment. It also will terminate in the event that the Management Agreement between the Trust and AFIMS shall have terminated for any reason.

     The New Sub-Adviser Agreement provides that, in the absence of (i) willful misfeasance, bad faith or gross negligence on the part of GEAM, or (ii) reckless disregard by GEAM of its obligations and duties under the New Sub-Adviser Agreement, GEAM shall not be liable to the Trust, AFIMS or to any shareholder of the Trust, for any error of judgment or mistake of law or for any loss in connection with the matters to which the New Sub-Adviser Agreement relates.

     In addition to approving the New Sub-Adviser Agreement, the Trustees also approved new principal investment strategies for the Fund to reflect GEAM's investment management style. The strategies available for use by Jennison are not expected to change as a result of GEAM's appointment. In managing its allocated portion of the Fund's assets, GEAM invests in 30 to 40 large- and medium-sized companies that GEAM believes have above-average growth histories and/or growth potential, while Jennison seeks common stocks of companies that it believes are poised to achieve and maintain superior earnings growth. The Fund's previous principal investment strategies, reflecting management of the Fund by Putnam and Jennison, were stated in the Fund's prospectus dated May 1, 2003. The strategies to be used by GEAM and Jennison, and the Fund's investment objective, which remains unchanged, are included in the Trust's current prospectus dated May 1, 2004. The new principal investment strategies also are set forth below.

Principal Investment Strategies of the Fund

     To achieve its objective, the Fund takes a multi-manager approach whereby two Sub-Advisers independently manage their own portions of the Fund's assets. The portion of the Fund managed by GEAM invests primarily in 30 to 40 large- and medium-sized companies that GEAM believes have above-average growth histories and/or growth potential. GEAM selects common stocks from a number of industries based on its views of the merits of individual companies. GEAM seeks to identify stocks of companies with characteristics such as above-average annual growth rates, financial strength and leadership in their respective industries. Jennison looks for common stocks of predominantly mid- to large-sized companies that it believes are poised to achieve and maintain superior earnings growth. Both Sub-Advisers use a fundamental bottom-up approach to selecting stocks for the Fund. Each

                                        4

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of the Sub-Advisers manages approximately one-half of the Fund's assets. At any point, however, the Manager may change the allocation of the Fund's assets between the two Sub-Advisers on a basis determined by the Manager to be in the best interest of shareholders. This means that the portion of assets managed by one Sub-Adviser could be significantly larger than that managed by the other and that the difference between such proportions could change from time to time.

     At least 80% of the Fund's net assets normally will consist of common stocks. The Fund also may purchase convertible bonds and preferred stocks and warrants. The Fund normally invests substantially all of its investments in equity securities, although it may invest up to 20% in debt securities including up to 15% in "junk bonds". The Fund may invest up to 25% of its assets in foreign securities (not including its investments in ADRs).

                                OTHER INFORMATION

     The shares of the Fund may be purchased only by separate accounts ("Separate Accounts") established by Allmerica Financial Life Insurance and Annuity Company ("Allmerica Financial Life") or First Allmerica Financial Life Insurance Company ("First Allmerica") for the purpose of funding variable annuity contracts and variable life insurance policies issued by Allmerica Financial Life or First Allmerica and by qualified pension and retirement plans. Both Allmerica Financial Life and First Allmerica are wholly-owned subsidiaries of Allmerica Financial Corporation ("AFC"), a publicly-traded Delaware holding company for a group of affiliated companies. On April 30, 2004, the Trustees and officers of the Trust, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Annual Report

     The Trust will furnish, without charge, a copy of the most recent Annual Report to the Shareholders of the Fund. Requests should be directed to the Trust at 440 Lincoln Street, Worcester, Massachusetts 01653 or by calling 1-800-533-7881.

Broker Commissions

     During the fiscal year ended December 31, 2003, a total of $980.00 of commissions was paid by the Fund to Wachovia Capital Markets LLC, an affiliated broker-dealer of Prudential Investments LLC, an affiliate of Jennison. Such amount represents .08% of the Fund's aggregate brokerage commissions paid in fiscal year 2003.

Distributor, Administrator

     VeraVest Investments, Inc. ("VII"), a wholly-owned subsidiary of AFC, serves as the Distributor for the Trust. VII, AFIMS and AFC are located at 440 Lincoln Street, Worcester, MA 01653. Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, serves as the Trust's administrator, fund accountant and custodian.

May 31, 2004

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                                                              Preliminary Copies

                                 May 31, 2004

Dear Contract/Policy Owner:

       GE Asset Management Incorporated ("GEAM") has been hired effective April 30, 2004 as a sub-adviser (a "Sub-Adviser") of the Select Growth Fund (the "Fund") of Allmerica Investment Trust (the "Trust") to serve along with Jennison Associates LLC ("Jennison"). Prior to the appointment of GEAM as a Sub-Adviser of the Fund, Jennison and Putnam Investment Management, LLC ("Putnam") served as co-Sub-Advisers of the Fund. GEAM, a wholly-owned subsidiary of General Electric Company, had approximately $185 billion of assets under management as of March 31, 2004. Presently, each of GEAM and Jennison manage approximately one-half of the Fund's assets. The investment advisory fees charged by the Trust's investment manager, Allmerica Financial Investment Management Services, Inc., to the Fund will not increase as a result of this change.

       Please take a few minutes to read the attached Information Statement. It contains additional information about GEAM, the factors that were considered by management and the Trustees of the Fund in making the decision to hire GEAM, the terms of the new Sub-Adviser Agreement with GEAM and GEAM's investment strategy.

       This action will not require you to send a proxy and we are not asking for a proxy. As always, please feel free to contact your financial representative or us with any questions or comments you may have.

                                           Sincerely,

                                           /s/ John P. Kavanaugh
                                           John P. Kavanaugh
                                           President

Enclosure